SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                               Commission File Number: 000-25102

                            Bridgeport Machines, Inc.
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             (Exact name of registrant as specified in its charter)

            500 Lindley Street, Bridgeport, CT 06606, (203) 367-365l
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
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            (Title of each class of securities covered by this form)

                                      None
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                        Section 13(a) or (15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]               Rule 12h-3(b)(1)(ii)      [   ]
Rule 12g-4(a)(1)(ii)      [   ]             Rule 12h-3(b)(2)(i)       [   ]
Rule 12g-4(a)(2)(i)       [   ]             Rule 12h-3(b)(2)(ii)      [   ]
Rule 12g-4(a)(2)(ii)      [   ]             Rule 15d-6                [   ]
Rule 12h-3(b)(1)(i)       [X]

         Approximate number of holders of record as of the certification or notice date: one (1)
             -------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Bridgeport Machines, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Date:    August 23, 1999           By: /s/ Walter C. Lazarcheck
                                                ------------------------
                                                Name:  Walter C. Lazarcheck
                                                Title: Vice President and Chief
                                                       Financial Officer